Exhibit 99.1

FERRELLGAS PARTNERS REPORTS INCREASED THIRD-QUARTER

ADJUSTED EBITDA; EXPECTS RECORD ADJUSTED EBITDA FOR YEAR;

THIRD-QUARTER PROPANE GALLON SALES UP 3.5%

OVERLAND PARK, KAN., June 9, 2010/PR Newswire-First Call — Ferrellgas Partners, L.P. (NYSE:FGP), one of the largest distributors of propane, today reported third-quarter Adjusted EBITDA of $88.2 million, an increase of 7.2% over $82.2 million the year before. Contributing to the improved performance was higher gross profit on continued strength of propane gallon sales and margins.

Propane gallon sales rose 3.5% to 247.5 million, which marks the fourth consecutive quarter of year-over-year volume gains. Retail and wholesale sales both were up, 2.7% and 6.1%, respectively.

Third-quarter revenues totaled $615.3 million, compared with $561.1 million the year before. Gross profit increased 10.2% to $208.8 million from $189.5 million, while operating income improved to $60.9 million from $57.3 million. Third-quarter net earnings declined to $28.6 million, or $0.41 per unit, from $32.5 million, or $0.48 per unit the year before reflecting the one-time impact of debt prepayment premiums paid in the quarter associated with the refinancing of Ferrellgas Partners’ long-term debt due 2020.

Distributable cash flow was up nearly 2% over year-earlier levels, continuing fiscal 2010’s positive momentum. For the nine months, distributable cash flow increased nearly 5%.

President and Chief Executive Officer Steve Wambold commented, “We are quite pleased with our third-quarter results, which reflect strong, underlying fundamentals. Despite the ongoing impact of a sluggish economy and customer conservation, we have continued to gain market share. We have also had to contend with unfavorable weather, as temperatures in the quarter were 3% warmer than the prior year in the markets we serve.”

Wambold continued, “We are maintaining a tight rein on costs.  While general & administrative expense increased this quarter, it is solely due to the timing of performance-based

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incentive accruals which will be materially offset in the upcoming fourth quarter. Lastly, we remain quite encouraged by the continuing reduction in equipment leasing expense, which declined nearly 24%.”

Turning to the fourth-quarter outlook, Wambold noted, “It’s important to point out that last year’s fourth quarter was exceptionally strong. Even so, we continue to forecast record Adjusted EBITDA for the full year, exceeding fiscal 2009’s record $251.1 million.” He added, “Our market-leading Blue Rhino brand is off to a solid start for the all-important grilling season, posting record unit sales in April.”

Wambold concluded, “Our entire management team remains committed to profitable growth, both organically and through acquisitions. Our organic growth strategy has demonstrated its effectiveness. And, we continue to be alert for attractive acquisition opportunities, but we will not alter our disciplined approach that demands candidates meet strict criteria.”

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves approximately one million customers in all 50 states, the District of Columbia, and Puerto Rico.  Ferrellgas employees indirectly own more than 20 million common units of the partnership through an employee stock ownership plan. More information about the partnership can be found online at www.ferrellgas.com.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2009, the Form 10-Q of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal quarter ended April 30, 2010, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

On September 28, 2009 Ferrellgas Partners, L.P. filed its annual report for the fiscal year ended July 31, 2009 on Form 10-K with the SEC. This annual report is available to security holders and

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other interested parties at no charge on our website at www.ferrellgas.com and is also available in print to any security holder or other interested parties who requests it from our investor relations department free of charge.

Contact:

Tom Colvin, Investor Relations, (913) 661-1530

Jim Saladin, Media Relations, (913) 661-1833

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FERRELLGAS PARTNERS, L.P.  AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	April 30, 2010	July 31, 2009
ASSETS

Current Assets:
Cash and cash equivalents	$10,591	$7,066
Accounts and notes receivable, net	135,872	106,910
Inventories	139,540	129,808
Prepaid expenses and other current assets	18,689	15,031
Total Current Assets	304,692	258,815

Property, plant and equipment, net	665,068	666,535
Goodwill	248,939	248,939
Intangible assets, net	226,400	212,037
Other assets, net	37,817	18,651
Total Assets	$1,482,916	$1,404,977

LIABILITIES AND PARTNERS’ CAPITAL

Current Liabilities:
Accounts payable	$70,540	$49,337
Short term borrowings	32,847	66,159
Other current liabilities (a)	93,033	108,763
Total Current Liabilities	196,420	224,259

Long-term debt (a)	1,104,059	1,010,073
Other liabilities	21,098	19,300
Contingencies and commitments	—	—

Partners’ Capital:
Common unitholders (69,521,818 and 68,236,755 units outstanding at 2010 and 2009, respectively)	210,254	206,255
General partner unitholder (702,241 and 689,260 units outstanding at 2010 and 2009, respectively)	(57,948)	(57,988)
Accumulated other comprehensive income (loss)	4,252	(1,194)
Total Ferrellgas Partners, L.P. Partners’ Capital	156,558	147,073
Noncontrolling Interest	4,781	4,272
Total Partners’ Capital	161,339	151,345
Total Liabilities and Partners’ Capital	$1,482,916	$1,404,977

(a)          The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $34.2 million of 8 3/4% notes and $280 million of 8.625% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE, NINE AND TWELVE MONTHS ENDED APRIL 30, 2010 AND 2009

(in thousands, except per unit data)

(unaudited)

	Three months ended		Nine months ended		Twelve months ended
	April 30		April 30		April 30,
	2010	2009	2010	2009	2010	2009
Revenues:
Propane and other gas liquids sales	$536,024	$461,850	$1,588,038	$1,546,274	$1,871,417	$1,936,821
Other	79,266	99,283	157,174	210,558	186,485	239,726
Total revenues	615,290	561,133	1,745,212	1,756,832	2,057,902	2,176,547

Cost of product sold:
Propane and other gas liquids sales	355,316	295,881	1,060,216	1,042,153	1,225,431	1,321,653
Other	51,132	75,714	82,520	136,153	99,220	151,399

Gross profit	208,842	189,538	602,476	578,526	733,251	703,495

Operating expense	106,560	94,993	308,000	296,920	411,815	394,170
Depreciation and amortization expense	20,848	20,635	62,022	62,170	82,346	83,808
General and administrative expense	11,893	8,520	37,017	29,367	49,032	41,124
Equipment lease expense	3,259	4,282	10,160	14,418	14,148	20,412
Employee stock ownership plan compensation charge	2,698	1,460	6,961	4,865	8,851	7,585
Loss on disposal of assets and other	2,696	2,323	5,480	8,924	9,598	11,445

Operating income	60,888	57,325	172,836	161,862	157,461	144,951

Interest expense	(25,933)	(22,027)	(74,844)	(69,090)	(95,273)	(89,451)
Debt prepayment premiums	(3,408)	—	(20,716)	—	(20,716)	—
Other income (expense), net	(529)	(190)	(1,085)	(1,351)	(1,055)	(1,660)

Earnings before income taxes	31,018	35,108	76,191	91,421	40,417	53,840

Income tax expense	1,754	1,847	2,006	2,713	1,585	4,247

Net earnings	29,264	33,261	74,185	88,708	38,832	49,593

Net earnings attributable to noncontrolling interest (a)	401	397	976	1,079	680	744

Net earnings attributable to Ferrellgas Partners, L.P.	28,863	32,864	73,209	87,629	38,152	48,849

Less: General partner’s interest in net earnings	289	329	732	876	382	488

Common unitholders’ interest in net earnings	$28,574	$32,535	$72,477	$86,753	$37,770	$48,361

Earnings Per Unit
Basic and diluted net earnings per common unitholders’ interest	$0.41	$0.48	$1.05	$1.34	$0.55	$0.75

Weighted average common units outstanding	69,495.2	67,809.3	69,147.4	64,650.2	68,904.3	64,224.6

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Nine months ended		Twelve months ended
	April 30		April 30		April 30,
	2010	2009	2010	2009	2010	2009

Net earnings attributable to Ferrellgas Partners, L.P.	$28,863	$32,864	$73,209	$87,629	$38,152	$48,849
Income tax expense	1,754	1,847	2,006	2,713	1,585	4,247
Interest expense	25,933	22,027	74,844	69,090	95,273	89,451
Debt prepayment premiums	3,408	—	20,716	—	20,716	—
Depreciation and amortization expense	20,848	20,635	62,022	62,170	82,346	83,808
Other income (expense), net	529	190	1,085	1,351	1,055	1,660
EBITDA	81,335	77,563	233,882	222,953	239,127	228,015
Employee stock ownership plan compensation charge	2,698	1,460	6,961	4,865	8,851	7,585
Unit and stock-based compensation charge (b)	1,024	452	4,188	1,109	5,391	1,542
Loss on disposal of assets and other	2,696	2,323	5,480	8,924	9,598	11,445
Net earnings attributable to noncontrolling interest	401	397	976	1,079	680	744
Adjusted EBITDA (c)	88,154	82,195	251,487	238,930	263,647	249,331
Net cash interest expense (d)	(26,422)	(21,547)	(73,101)	(68,476)	(93,540)	(90,061)
Maintenance capital expenditures (e)	(4,174)	(4,785)	(15,583)	(17,327)	(20,022)	(22,863)
Cash paid for taxes	(610)	(537)	(942)	(869)	(1,585)	(3,383)
Proceeds from asset sales	1,436	1,973	4,597	6,878	5,918	9,087
Distributable cash flow to equity investors (f)	$58,384	$57,299	$166,458	$159,136	$154,418	$142,111

Propane gallons sales
Retail - Sales to End Users	188,630	183,683	590,905	556,078	687,615	645,663
Wholesale - Sales to Resellers	58,916	55,523	189,872	169,293	242,617	219,896
Total propane gallons sales	247,546	239,206	780,777	725,371	930,232	865,559

(a)          Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(b)         FASB guidance relating to stock compensation requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Share-based payment transactions resulted in a non-cash compensation charge of $0.3 million and $0.2 million to operating expense for the three months ended April 30, 2010 and 2009, respectively, $1.2 million and $0.4 million to operating expense for the nine months ended April 30, 2010 and 2009, respectively, and $1.6 million and $0.5 million to operating expense for the twelve months ended April 30, 2010 and 2009, respectively. A non-cash compensation charge of $0.7 million and $0.3 million was recorded to general and administrative expense for the three months ended April 30, 2010 and 2009, respectively, $3.0 million and $0.7 million to general and administrative expense for the nine months ended April 30, 2010 and 2009, respectively, and $3.8 million and $1.0 million to general and administrative expense for the twelve months ended April 30, 2010 and 2009, respectively.

(c)          Management considers Adjusted EBITDA to be a chief measurement of the partnership’s overall economic performance and return on invested capital. Adjusted EBITDA is calculated as earnings before interest expense, income tax expense, depreciation and amortization expense, employee stock ownership plan compensation charge, unit and stock-based compensation charge, loss on disposal of assets and other, net earnings attributable to noncontrolling interest, and other income (expense), net. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. In addition, management believes this measure is consistent with the manner in which the partnership’s lenders and investors measure its overall performance including its ability to pay quarterly equity distributions, service its long-term debt and other fixed obligations and fund its capital expenditures and working capital requirements. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(d)         Net cash interest expense is the sum of interest expense less non-cash interest expense and other income (expense), net. This amount includes interest expense related to the accounts receivable securitization facility.

(e)          Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(f)            Management considers distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other entities.